Exhibit 10.3
INDEFINITE EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1. nVent Holding NL B.V., having its registered office and maintaining a place of business at Jules Verneweg 75, 5015 BG Tilburg, Netherlands, hereby duly represented by T.T.K. Brink hereinafter referred to as the "Employer",

and

2. R.J. van der Kolk, born on April 5, 1968, and currently residing at Bosweg 169B, 5062 SH, Oisterwijk hereinafter referred to as the "Employee",

DECLARE THAT THEY AGREE TO THE FOLLOWING:

Article 1: Commencement, Term and Termination

1.This Employment Agreement will commence on April 1, 2025 and is entered into for an indefinite period of time. As original starting date October 1, 2001 on which date Employee entered into the service of Employer, will be taken into account.

2.The Employee may terminate the employment contract subject to three (3) months' notice, and the Employer may terminate the employment contract subject to six (6) months' notice. Notice may be given only in writing, taking effect from the end of the calendar month.

3.This Employment Agreement will end in any event without notice being required on the day on which Employee reaches state pension age (AOW-gerechtigde leeftijd).

4.This employment agreement will replace all previous employment agreements with ERICO B.V. and ERICO Europe B.V..

Article 2: Position

1.Employee will hold the position of President, EMEA and APAC. Employee will report to Chair and Chief Executive Officer.

2.Employee accepts that Employee may be required to perform Employee’s activities or similar activities elsewhere than in the Netherlands.

3.Employee covenants that it will also perform duties other than those are considered the usual duties, if such performance may be reasonably expected from Employee.

Article 3: Working Hours and Workplace

1.The normal working hours amount to 40 hours a week (100%). In the case of part-time employment, the entitlements included in this employment contract apply in proportion to the part-time percentage.

2.The normal workweek runs from Monday to Friday.

3.Employee will normally perform the work from Employer’s office in Tilburg. Employer may relocate the workplace if the Employer deems it necessary or appropriate in the company’s interests.

4.Considering the nature of the position, overtime will be regarded as part of the normal working pattern. Overtime will not be paid or otherwise compensated for.

5.Commuting time does not qualify for remuneration, irrespective of whether such commuting time took place during overtime or during working hours.

6.For the performance of the position Employee will be required to travel substantially within and outside of the Netherlands.

7.Employee will not take part in the Reduction in Working Hours Scheme (no ADV).

Article 4: Salary

1.Employee will receive an annual gross base salary, including 8% holiday allowance, of EUR 441.408,- determined on the basis of a 40-hour working week, without prejudice to statutory or periodic increases.

2.The entitlement to gross holiday allowance is accrued in proportion to the duration of the employment in the period from 1 July to 30 June of the current year. The accrued gross holiday allowance is paid annually in the month of May.

3.Employee is not entitled to a thirteenth (13th) month's salary.

4.The gross monthly base salary is therefore the annual gross base salary divided by 12,96.

5.Payments to Employee are made into a bank account to be designated by the Employee. The Employee will provide the relevant details of this bank account to the Employer.

Article 5: Bonus

1.Employee is eligible to participate in Employer’s bonus program (“Management Incentive Plan Officers”) as of starting date with an incentive target of 85% of Employee’s annual base salary, which shall be administered in accordance with the Incentive Plan documents. The actual amount of such bonus, if any, will be determined by the company at its sole discretion, based upon company performance or any other factors that the company deems appropriate. The company reserves the absolute right to amend or withdraw the Incentive Plan, at its sole and absolute discretion.

2.The right to any bonus payment in any year will only accrue when the annual accounts for the Employer and its parent companies for the relevant financial year have been approved by its directors and shareholders, as applicable, and the bonus entitlements calculated. Payment of any bonus to which Employee may be entitled will be made to Employee in the month following the month in which the relevant accounts are approved.

3.Employee is only entitled to the bonus payment of the gross bonus on the condition that Employee is in active service of Employer on the date of payment of the bonus.

4.All bonus payments will be made after deducting any amounts that Employer is required to withhold under the provisions of Dutch Law and any other regulations.

5.Bonuses or other additional remuneration or provisions that Employer may pay at the present time or in the future, will, in as far as they are not specified in this Employment Agreement, under no circumstances be regarded as a vested right. Moreover, these will not be considered part of Employee's salary, but will retain a voluntary character (on Employer's part) and may be withdrawn at any time by Employer in its sole discretion.

Article 6: Expense Allowance

1.Employer will reimburse Employee’s normal and reasonable business expenses according to Employer’s Global Travel & Expense Policies (hereinafter referred to as "T&E Policy"). The T&E Policy, as in effect now and from time to time in the future, can be found on Employer’s intranet and forms an integral part of this Employment Agreement.

Article 7: Travel Insurance

1.Employee will be eligible for travel insurance according to Employer’s existing Global Travel & Accident insurance. A document describing this insurance policy in full may be found by Employee now and from time to time in the future on intranet.

Article 8: Pension

1.Absent the granting of a request for exclusion, Employee shall be obliged to join the (surplus) pension scheme of the Pensioenfonds voor de Metalektro (hereinafter referred to as "PME pension fund"). Reference is made to the relevant provisions in the collective labor agreement applicable to the Employer at any time, currently the Collective Labor Agreement Metalelektro.

2.With regard to the maximum pension basis in the PME pension fund Employer offers an additional pension scheme above the PME pension fund which at Employer’s election may be up to the maximum fiscal allowed. This pension scheme has been insured via an insurance company indicated by Employer in accordance with the terms and conditions of the relevant pension scheme as these may vary from time to time. For the additional pension scheme we refer to the vergelijking uitkomsten pensioen van der kolk.

3.In addition to this article, the compensation mentioned in the letter Pension scheme above maximum pensioenfonds van de Metalektro (PME) dated April 9, 2015 is still applicable to this contract.

Article 9: Holidays

1.Employee will be entitled to 25 days of paid vacation days per calendar year on the basis of a 40-hour working week. These holiday entitlements are accrued in proportion to the duration of the employment during the calendar year.

2.Employee must timely inform and consult with manager in writing of Employee’s wishes with respect to the beginning and end of the holiday period. Absent consent from Employer, Employee is not entitled to take more than fifteen (15) consecutive working days off.

Article 10: Illness and Occupational Disability

1.If Employee is unable to perform the agreed work due to illness, Employee will be obliged to inform Employer thereof before the start of working hours on the first day of illness, stating the reasons, the expected period of illness and the correct physical and email addresses at which Employee can be reached during that period. As soon as Employee knows on what day Employee will be able to resume work, Employee will inform Employer thereof immediately.

2.If Employee is unfit to perform the agreed work due to illness, Employee will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of the Employment Agreement if that date is earlier, on the basis of the following conditions:

•during the first 52 weeks of illness, Employee remains entitled to 100% of the most recent gross base salary;

•as of the 53rd week up to and including the 104th week of illness, Employee remains entitled to 70% of the most recent gross base salary.
3.Employee is at all time required to act in compliance with Employee’s statutory obligations in case of illness, Employer’s sick leave policy as applicable from time to time and Employer’s and the occupational health service’s (arbodienst) sick leave instructions.

4.Employee will not be entitled to continued payment of wages during the aforementioned period if Employee caused the illness intentionally, if the illness ensued from an infirmity about which Employee gave Employer false information when Employee entered into the Employment Agreement, if Employee causes an obstruction of or delay in the recovery process, or if Employee refuses to perform other suitable work for Employer or another (possibly affiliated) Employer despite being able to perform that work.

5.Employer will be entitled to suspend continued wage payments pursuant to paragraph 2 if Employee does not comply with Employer’s reasonable instructions, issued in writing, concerning the provision of information that Employer requires in order to establish Employee’s right to payment of wages.

6.If Employee’s occupational disability ensues from an event for which another is liable, Employee must immediately provide Employer with all of the relevant information and do everything in Employee’s power to enable Employer to exercise its right of recourse within the meaning of Section 6:107a of the Dutch Civil Code.

Article 11: Sidelines

1.During the term of this Employment Agreement, Employee must refrain from undertaking or holding any side employment, side jobs, sidelines or additional posts, without Employer’s written consent, regardless of whether Employer is either partly or fully aware of such activities.

2.Any violation of the prohibitions set forth in this Article shall also constitute a reason for Employer to suspend Employee without pay for the term of a possible investigation of the severity of the facts, or to take other necessary disciplinary measures against Employee. Infringement of the prohibition of additional duties gives Employer a compelling reason for an immediate dismissal.

Article 12: Compliance

1.Employee is at all times required to act in compliance with Employer’s policies and guidance and other internal rules as applicable from time to time.

2.Employee is at all times required to act in compliance with applicable laws and regulation, including, without limitation, anti-bribery laws and regulations.
3.Employee shall not accept, directly or indirectly, any compensation whatsoever from third parties in relation to Employee’s work, whether in the form of commissions, contributions, reimbursements, gifts or otherwise (unless permissible under applicable laws and regulations and under Employer’s policies, guidance and other internal rules).

4.Any violation of the prohibitions set forth in this Article shall also constitute a reason for Employer to suspend Employee without pay for the term of a possible investigation of the severity of the facts, or to take other necessary disciplinary measures against Employee. Infringement of the prohibition of additional duties gives Employer a compelling reason for an immediate dismissal.

Article 13: Confidentiality

1.Neither during the term of employment nor upon termination of the employment relationship shall Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Employer or any of its affiliates, including, without limitation, any persons, corporations or other entities cooperating with Employer or any of its affiliates in a joint venture; provided, that Employee knows or should have known in all reasonableness that such particulars are not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of the manner in which Employee learned of the particulars.

2.Neither during the term of employment, unless required by virtue of the duties to be performed, nor upon termination of the employment relationship shall Employee in any manner use Employee’s knowledge of the above-stated affairs.

3.Neither during the term of employment nor upon termination of the employment relationship shall Employee, without the prior written consent of Employer, publish or cooperate in publishing any information that in any manner relates to the business conducted by Employer or any of its affiliates. Employer shall only withhold its consent if the interest of the business involved so requires.

4.Any violation of said obligation to maintain confidentiality gives Employer a compelling reason for an immediate dismissal.

Article 14: Intellectual and Industrial Property Rights

1.All systems, programs, software (both object codes and source codes), documentation, drawings, texts, manuals, reports, schemes, algorithms, analyses, technologies, trade secrets, topographies, tools, methods, inventions, know-how, and any other work created during or as a result of the performance of the Employee's employment contract (hereinafter “Works”), or according to the Employer's instructions remain or become the exclusive property of the Employer. This exclusivity implies but is not limited to the transfer of all intellectual property rights in these Works to Employer.

2.All intellectual and other property rights, including but not limited to copyrights, trademark rights, drawing and design rights, rights in databases, rights regarding the legal protection of computer programs, as well as patent rights, which arise during or as a result of the performance of the employment contract. have arisen and will arise on behalf of the Employee, are immediately transferred to the Employer as soon as they arise or at the time of conclusion of this employment contract if it concerns rights that had already arisen before.

3.The transfer of the stated intellectual and other property rights includes but is not limited to the transfer of the Works in the right to reproduce, edit, translate, adapt, distribute, lend, rent and to the public, in whole or in part, in original or modified form, and for their own use, including but not limited to research and further development, and for external use. The stated transfer is for both commercial and non-commercial purposes and is final for any mode of operation, worldwide and to the fullest extent permitted by applicable law, without time limitation other than the legal duration of the respective rights and without additional compensation, other than the compensation stipulated in Article 5 of this employment contract.

4.The above also applies to patent rights, including but not limited to patent applications. If the Employer chooses to take out one or more patents on the Works or a part thereof without any obligation, the Employee undertakes to provide all necessary or useful cooperation and to provide all documents or to sign documents that confirm the patent application or the obtained and/or enable, facilitate or accelerate the maintenance of a patent, both during and after the term of the employment contract. Employer becomes the exclusive and sole patent holder, unless Employer chooses otherwise. The Employee undertakes to fully communicate all information and know-how relating to the Works to the Employer immediately after the design, realization or production of the Works. The Employee undertakes not to apply for or have a patent applied for with regard to the Works, unless with the express written permission of the Employer.

5.The Employee agrees that the Employer will act as the exclusive representative of the Employee within the framework of the protection of the Works with regard to moral rights, such as the right to disclosure and paternity with regard to the Works, from the conclusion of this employment contract. Employee agrees that he will not oppose any change of work.

6.The employee acknowledges that the remuneration he receives in the context of this employment contract adequately compensates for the transfer of intellectual and other property rights.

7.Employee has the right to be named as the inventor in any patent developed by him, insofar as this is an option in the relevant country.

8.All costs related to the application, acquisition and retention of the intellectual and other property rights will be paid by the Employer.

9.Without prejudice to the provisions set forth in the previous paragraphs of this Article, Employee shall be obliged to immediately report any defects or errors to Employer and to do everything necessary to remove such defects and errors.

Article 15: Non-Competition / Non-Solicitation

1.Both during and for a period of twelve (12) months after the term of this Employment Agreement, Employee may not, without Employer’s prior written consent in any way, alone or with others, directly or indirectly, whether or not for consideration:

a)Perform work that, in whole or in part, competes with Employer’s or it affiliates’ (planned) business activities or perform work for any business that, in whole or in part, competes with Employer’s or its affiliates’ (planned) business activities.
b)Incorporate, conduct or cause the conduct of a business that, in whole or in part, competes with Employer’s or its affiliates’ (planned) business activities or take any interest in such business.
c)(1) Maintain during the term of this Employment Agreement business related contacts with or perform work for or with business relations of Employer or its affiliates except in furtherance of Employer’s business, and/or (2) Maintain during the period of twelve (12) months after the term of this Employment Agreement business related contacts with or perform work for or with business relations of Employer or its affiliates. ‘Business relations’ are all natural persons with whom, and legal entities with which, Employer or its affiliates have maintained business relations (i) for purposes of subclause (c)(1) above, at any given time during Employee’s employment, and (ii) for purposes of subclause (c)(2), during the 24-month period preceding the termination of this Employment Agreement.
d)Induce employees or contractors of Employer or its affiliates to terminate their employment agreement or contract for services with Employer or its affiliates.
e)With respect to contracts between Employer or its affiliates and business relations for the sale or supply of goods or services: thwart the sales or supply of such goods or services or induce business relations to discontinue or refuse the sales or supply of such goods or services to Employer or its affiliates.

2.Upon each violation of Paragraph 1 of this Article, the period of 12 months referred to in the first sentence of that Paragraph will be extended by the duration of that violation, with a minimum of one month for each violation.

Article 16: Suspension and Non-Activity

1.Employer shall be entitled, depending on the circumstances to be assessed by Employer at its absolute discretion, to suspend Employee without pay or benefits for the term of the suspension; provided, that Employer has justifiable reasons for such a measure such as a putative immediate dismissal. Upon the commencement of a suspension, Employee shall be obliged to immediately surrender the company car, as well as the keys and the car papers, and all other property of Employer to Employee’s immediate superior.

2.Employer shall be entitled, provided it is desirable for important business reasons and/or to prevent a disrupted environment, to oblige Employee to stay home on a paid leave of absence. During such paid leave of absence Employee is not entitled to provide Employee’s services to any other business, whether it is self-employed or as an Employee for such other business. All other provisions of this Employment Agreement will remain applicable during the paid leave of absence.

Article 17: Company property

1.The Employee may use all goods, materials, information and information processing systems made available to him by the Employer for the performance of his employment contract. Without the prior written consent of the Employer, the Employee may not make public, change or copy in any way whatsoever the software and/or any other information carriers and/or data of the Employer to which he has access during his employment with the Employer.

2.After termination of the employment contract, the Employee is obliged to immediately return to the Employer all materials, documents and information in whatever form, articles, keys and any other goods belonging to the Employer.

3.If Employee fails to return any of the items referred to in this Article, Employee shall forfeit to Employer an immediately payable penalty of EUR 500 for each day that Employee continues to be in default after having been summoned to return such items, without prejudice to any other rights of Employer.

Article 18: Data Protection

1.The following paragraphs provide a summary of the Employer's operations related to the processing of the Employee's personal data. The provided information is not exhaustive and does not serve to meet statutory information requirements (e.g., under the General Data Protection Regulation).

2.The Employer will – among others – be entitled to process personal data relating to the Employee (and any of the Employee's family members) to the extent that this is necessary for (i) the performance of the employment contract, (ii) compliance with a legal obligation and/or (iii) the purposes of the legitimate interests pursued by the Employer.

3.The Employer processes the Employee's personal data for the purpose of its personnel records, including management of the Employee's activities, for the purpose of its payroll records, including making payments to the Employee and implementing applicable employment conditions, all of the foregoing in the broadest sense, and to comply with its statutory obligations, including calculating, recording and paying taxes and contributions for the Employee.

4.For the purposes listed above, and provided that the Employer has a legitimate interest in doing so – for instance with a view to a proposed merger or acquisition – the Employer may also transfer the Employee's personal data to third parties (including accountants, lawyers and advisers) and other companies affiliated with the Employer, which may be located in other countries, both inside and outside the European Union.

5.The Employer will process the personal data in a proper and careful manner in accordance with the law. Furthermore, the Employer has taken appropriate technical and organisational measures to sufficiently safeguard the personal data and to preserve their confidential nature, regardless of whether such data are processed in the Netherlands or elsewhere.

6.The Employee will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block the Employee's personal data. Furthermore, the Employee will notify the Employer of any changes in the Employee's personal data in a timely fashion.

Article 19: Penalty Clause

1.Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates any of the obligations set out in article 11 (Sidelines), article 12 (Compliance), article 13 (Confidentiality), article 14 (Intellectual and Industrial Property Rights) and article 15 (Non-Competition / Non-Solicitation), the Employee will forfeit to the Employer an immediately due and payable penalty of one gross salary for each violation as well as a penalty of one fiftieth (1/50) of the gross salary for each day that the violation continues, without prejudice to the Employer's right to claim specific performance of the employment contract in addition to that penalty and full compensation instead of that penalty.

Article 20: Handbook/Policies

1.The provisions of the Employee Handbook in force from time to time form an integral part of this employment contract. The employer has the right to unilaterally change the contents of the Employee Handbook.

2.By signing this employment agreement, Employee agrees that the Employee Handbook will be provided electronically.

3.Employer and Employee agree that all rules, policies, practices and procedures of Employer, as well as any future amendments thereto by Employer, including but not limited to Employer’s Code of Ethics and Conflicts of Interest Policy and others that may be found on intranet, form an integral part of this Employment Agreement.

Article 21: CLA

1.This Employment Agreement is not governed by any Collective Labor Agreement.

Article 22: Amendment to employment conditions

1.Employer and Employee agree that, on the basis of article 7:613 of the Dutch Civil Code, Employer is at any time during the employment of Employee entitled to change the employment agreement and the employment conditions of Employee if and insofar as it has a weighty interest in doing so that is of such a nature that Employee’s interests insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to Employer’s interest.

Article 23: Enforceability

1.In case it turns out that any or more provisions of this agreement are not legally binding or not legally enforceable, both parties to this agreement will agree upon substitute provisions that are acceptable for both parties. If a provision of this agreement turns out not to be legally binding or legally enforceable, this will not affect the enforceability of the remaining provisions of this agreement.

Article 24: Miscellaneous

1.This Employment Agreement is governed by Dutch law.

2.Any dispute arising out or in connection with this Employment Agreement and/or any agreement resulting from this Employment Agreement will be brought before the competent court in the Netherlands.

Thus agreed upon, drawn up in duplicate and signed in Tilburg, on March 26, 2025.

__/s/ T.T.K. Brink___________    __/s/ R.J. van der Kolk___________
nVent Holding NL B.V.    R.J. van der Kolk
T.T.K. Brink